                                                                   Exhibit 10.20

                                IMAX CORPORATION


                       SUMMARY OF DIRECTORS' COMPENSATION

In respect of each year during which an eligible director serves as a director of the Corporation, he shall receive:

     1. $20,000 (Cdn.) per year payable quarterly in arrears provided that an eligible director may elect, at the commencement of his term of office, or as soon as practicable thereafter, to receive such number of options to purchase Common Shares of the Corporation under the terms of the IMAX Stock Option Plan (the "Plan") as shall be calculated using the Black Scholes Option Valuation Model, at an exercise price equal to the Fair Market Value of the shares, as defined in the Plan. The options will be granted annually and will vest in equal amounts quarterly, in arrears;

     2. $1,500 (Cdn.) for every Board meeting attended in person together with $750 (Cdn.) for every telephone Board meeting in which he participates;

     3. $750 (Cdn.) for any Committee of the Board meetings in which the Eligible Director participates, whether in person or by telephone;

     4. at the commencement of each year, or as soon as practicable thereafter, a grant of options to purchase 8,000 Common Shares of the Corporation under the terms of the IMAX Stock Option Plan at an exercise price equal to the Fair Market Value of the shares, as defined in the Plan, on the date on which the Eligible Director joins IMAX's Board; and

     5. reimbursement of any expenses incurred by the Eligible Director in connection with participation in Board or Committee meetings.




                                                                    June 7, 2001